Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2006, relating to the consolidated financial statements of Severn Bancorp, Inc. and subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Beard Miller Company LLP

Baltimore, Maryland
April 7, 2006